Exhibit 10.7
AMENDMENT NO. 1 TO LICENSE AND SUPPLY AGREEMENT
     This amendment (the “Amendment”) to that certain License and Supply Agreement dated October 12, 2006 (the “License Agreement”) is made by and between Cornerstone Biopharma Inc., a corporation organized and existing under the laws of the State of Nevada and having its principal office at 2000 Regency Parkway, Suite 255 Cary, North Carolina, 27511 USA, and Meiji Seika Kaisha, Ltd., a company organized and existing under the laws of Japan and having its principal place of business at 4-16, Kyobashi 2-chome, Chuo-ku, Tokyo 104-8002 Japan. Capitalized terms not defined herein shall have the meanings ascribed to them in the License Agreement.
     The parties have determined to expand the collaboration contemplated by the License Agreement and accordingly Cornerstone and Meiji hereby agree to modify and amend the License Agreement as follows:
     1. The text of Article 1(g) shall be deleted and replaced with the following: “(g) The term “Product” shall mean any pharmaceutical product containing the Compound as an active ingredient in a finished form suitable for use by ultimate customers as identified by the Product Registrations (with therapeutic indications indicated therein) existing as of the date of this Agreement, and shall include any other pharmaceutical product containing the Compound as an active ingredient and/or any other therapeutic indication of the Product which will hereafter be developed through collaboration between Licensor and Licensee and agreed to be added to this Agreement between Licensor and Licensee. In the event that either party desires to develop any new Product and/or any new therapeutic indication of the Product which does not exist as of the date of this Agreement in the Territory, such party shall notify the other party of such desire and both parties shall then discuss in good faith with respect to the possible collaboration for the development of such new Product and/or therapeutic indication of the Product. Licensee may participate in the development of such new Product and/or therapeutic indication of the Product in the Territory, provided that both parties reach agreement on the collaboration for such development including allocation of works and expenses and any other details for such development by way of a separate written agreement.”
     2. The text of Article 1(h) shall be deleted and replaced with the following: “(h) The term “Product Registrations” shall mean the registrations of the Product (with therapeutic indications indicated therein) granted by the United States Food and Drug Administration existing as of the date of this Agreement as listed in Annex C attached hereto, and shall include any future registrations related to the Product which will hereafter be granted by the health authorities in the Territory as a result of the future development of new Product and/or new therapeutic indication of the Product through collaboration between Licensor and Licensee as set forth in Article I (g).”
     3. The text of Article 7.2(e) shall be deleted and replaced with the following: “(e) From the effective date of this Amendment until July 31, 2008, the payment terms for the API shall be T.T. remittance to the bank designated by Licensor within thirty (30) days after B/L date or prior to commencement of manufacture of the Product by Licensee utilizing such API, whichever is earlier; provided that such payment terms are not applicable to the portion of the API quantity greater than one (1) API production lot (which is approximately 320kgs potency of

API) per shipment or if any preceding order remains unsettled and, in such event, the payment terms for the said portion of any order or for any order shipped under the said unsettled situation shall be advance payment by T.T. remittance to the bank designated by Licensor.
     If all payments for the API, until July 31, 2008, are made within thirty (30) days after B/L date or prior to commencement of manufacture of the Product by Licensee utilizing such API, whichever is earlier, as of August 1, 2008, Licensor and Licensee shall discuss in good faith to continue or revise the payment terms thereafter.
     Licensor shall retain the title of ownership to all contents of each shipment of the API until the payment of the API by Licensee to Licensor is made in full. Should Licensee fail to make any payment for the API by the due date set forth herein, (i) Licensee shall immediately return to Licensor or its designee the possession of the API to which the title of ownership is retained by Licensor in compliance with instructions given by Licensor and (ii) the payment terms for all subsequent orders for the API shall be advance payment by T.T. remittance to the bank designated by Licensor.
     4. This Amendment shall be effective as of the date shown below.
     5. This Amendment may be executed in any number of counterparts, each of which shall constitute one agreement binding on all parties hereto.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

CORNERSTONE BIOPHARMA INC.	MEIJI SEIKA KAISHA, LTD.

By:	/s/ Craig Collard	By:	/s/ Ryuzo Asada

Name:	Craig Collard	Name:	Ryuzo Asada
Title:	President and CEO	Title:	Vice President
Date:	July 24, 2007	Date:	July 27, 2007

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